Exhibit 5.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

June 16, 2016

L Brands, Inc.

Three Limited Parkway

Columbus, OH 43230

Ladies and Gentlemen:

L Brands, Inc., a Delaware corporation (the “Company”), and the guarantors listed in Schedule I hereto (the “Guarantors”), have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-209236) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including $700,000,000 aggregate principal amount of the Company’s 6.750% Senior Notes due 2036 (the “Notes”). The Notes are to be issued pursuant to the provisions of the Indenture dated as of June 16, 2016 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”) and a first supplemental indenture dated as of June 16, 2016 (together with the Base Indenture, the “Indenture”) among the Company, the Guarantors and the Trustee. The Notes will be guaranteed by each of the Guarantors (the “Guarantees” and, together with the Notes, the “Securities”). The Securities are to be sold pursuant to the Terms Agreement dated June 13, 2016 (together with the Underwriting Agreement Basic Provisions attached thereto as Annex A, the “Underwriting Agreement”) among the Company, the Guarantors and the several underwriters named therein (the “Underwriters”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantors that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantors as to matters of fact in the documents that we reviewed were and are accurate.

L Brands, Inc.	2	June 16, 2016

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Securities will constitute valid and binding obligations of the Company and the Guarantors, as applicable, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to, (x) the enforceability of any waiver of rights under any usury or stay law, or (y) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of any Guarantor’s obligation.

In addition, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Guarantors). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company and each Guarantor.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company or the Guarantors, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

L Brands, Inc.	3	June 16, 2016

Schedule I

Bath & Body Works Brand Management, Inc.

Bath & Body Works Direct, Inc.

Intimate Brands, Inc.

L Brands Direct Fulfillment, Inc.

L Brands Store Design & Construction, Inc.

La Senza, Inc.

Mast Industries, Inc.

Victoria’s Secret Stores Brand Management, Inc.

Bath & Body Works, LLC

beautyAvenues, LLC

Intimate Brands Holding, LLC

L Brands Service Company, LLC

Victoria’s Secret Direct Brand Management, LLC

Victoria’s Secret Stores, LLC